Exhibit 99.1

Contact:

Alexandra Santos

Corporate Communications

(925) 288-6156

CERUS REPORTS INITIAL RESULTS FROM ADDITIONAL ANALYSIS OF THE U.S. PHASE III DATA FOR THE INTERCEPT BLOOD SYSTEM FOR PLATELETS

CONCORD, CA., June 16, 2004 –Cerus Corporation (Nasdaq:  CERS) today reported the initial results of an independent review and analysis of data from the previously reported Phase III U.S. clinical trial for the INTERCEPT Blood System for platelets, which is being developed to protect against transmission of infectious diseases through platelet transfusions.

The blinded review of data by an independent panel of experts was agreed upon with the FDA as a next step in the U.S. regulatory submission for the INTERCEPT Blood System for platelets.  The analysis of primary patient records performed under the direction of an independent contract research organization was initiated to determine if apparent differences between treatment groups in the category of respiratory adverse events reported in the U.S. Phase III study were attributable to inconsistent event reporting.  The analysis included all patients from the original clinical study who may have experienced a respiratory adverse event as determined by the expert panel.

The assessments of primary patient records by the expert panel showed no statistically significant differences in respiratory adverse events between test and control groups when applying consistent diagnostic criteria.  In addition, application of objective criteria used to assess specific respiratory adverse events also showed no statistically significant differences between groups.  These assessments differed from adverse events drawn from the patient records, which showed statistically significant differences in specific respiratory events. The company plans to submit a final report of the analysis to the FDA for review.

A summary of the initial results of the analysis and this press release will be filed with Securities and Exchange Commission on Form 8-K.

ABOUT CERUS

Cerus Corporation is developing novel technologies to provide safer and more effective options to patients in areas with substantial unmet medical needs.  Cerus’ most advanced

-more-

program is the INTERCEPT Blood System, designed to enhance the safety of the world’s blood supply by inactivating viruses, bacteria, other pathogens and white blood cells.  The INTERCEPT Blood System, which is being developed in collaboration with subsidiaries of Baxter International Inc., is based on the company’s Helinx technology for controlling biological replication.  The Concord, California-based company is also pursuing a novel therapeutic vaccine platform to harness the power of the immune system against cancer and infectious disease.  Cerus is collaborating with MedImmune, Inc. to co-develop and commercialize a therapeutic vaccine designed to target antigens expressed in breast, prostate and colon cancer, as well as metastatic melanoma.

Helinx is a trademark of Cerus Corporation

INTERCEPT and INTERCEPT Blood are trademarks of Baxter International Inc.

Statements in this news release regarding potential efficacy and safety of products, further data analyses, potential regulatory filings, product development and commercial potential are forward-looking statements that involve risks and uncertainties.  Actual results could differ materially from the above forward-looking statements as a result of certain factors, including the risks and uncertainty of the timing and results of clinical trials and other development activities, interpretations of data analyses and of the acceptability of any data analyses to regulatory authorities, actions by regulatory authorities at any stage of the development process, additional financing activities, manufacturing, market acceptance of any products, competitive conditions, long term growth opportunity of Cerus, legal proceedings, actions by Baxter and other factors discussed in the company’s most recent filings with the Securities and Exchange Commission.

###